CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 25, 2013 relating to the financial statements and financial highlights which appear in the August 31, 2013 annual reports to shareholders of Liquid Assets Portfolio, Government & Agency Portfolio, STIC Prime Portfolio, Government TaxAdvantage Portfolio, Treasury Portfolio and Tax-Free Cash Reserve Portfolio, six funds constituting the Short-Term Investments Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 16, 2013